UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 5 to Form 8-A
Originally Filed on November 23, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CTRIP.COM INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Fu Quan Road, Shanghai 200335, People’s Republic of China

(86 21) 3406 4880

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Share Purchase Rights *	The NASDAQ Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.         Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

On December 23, 2015, the Registrant entered into a Fifth Amendment to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”), as subsequently amended by a First Amendment dated August 7, 2014, a Second Amendment dated August 7, 2014, a Third Amendment dated May 29, 2015 and a Fourth Amendment dated October 26, 2015, between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Rights Agent (the “Fifth Amendment”), for the purpose of amending the Rights Agreement to revise the definition of “Exempt Person” to read in full as follows:

(v) “Exempt Person” shall mean (i) the Company and any Subsidiary of the Company, in each case including in its fiduciary capacity, (ii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (iii) The Priceline Group Inc. and any of its Subsidiaries or (iv) Baidu, Inc. and any of its Subsidiaries; provided, however, with respect to clause (iii) above, such Exempt Person shall be considered an Exempt Person by reason of any such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person (excluding the number of American Depositary Shares or Ordinary Shares of the Company that are beneficially owned by The Priceline Group Inc. and/or any of its Subsidiaries due to any such Person’s ownership or conversion of that certain note issued by the Company pursuant to a convertible note purchase agreement dated December 9, 2015 between the Company and Priceline Group Treasury Company B.V.) at all times does not exceed fifteen percent (15%) of the Ordinary Shares then outstanding in the aggregate; provided further, however, with respect to clause (iv) above, such Exempt Person shall be considered an Exempt Person by reason of any such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the Ordinary Shares then outstanding in the aggregate. With respect to the Exempt Person in each of clauses (iii) and (iv) above, such Person shall remain an Exempt Person to the extent the number of Ordinary Shares beneficially owned by such Person exceeds the applicable ownership cap as a result of a reduction in the number of Ordinary Shares outstanding due to the repurchase of Ordinary Shares by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any employee benefit plan) unless and until such Person, after becoming aware that such Person has exceeded the ownership cap set forth in clause (iii) or clause (iv), as applicable, acquires Beneficial Ownership of any additional Ordinary Shares.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended. This summary description of the Fifth Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment to the Rights Agreement, a copy of which is filed hereto as Exhibit 4.3, and is incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description

4.3

Fifth Amendment, dated as of December 23, 2015, to the Rights Agreement dated as of November 23, 2007, as amended (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ctrip.com International, Ltd.

By:	/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Chief Financial Officer

Dated: December 23, 2015